EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

INV-MID, LLC

as of November 21, 2012

Table of Contents
Page

1.	Purpose; Formation.	1
2.	Management of the Company	2
2.2	Powers of Manager.	2
2.3	Limitations on the Powers of Manager	2
2.4	Powers of Investure	3
3.	Membership Interests; Deemed Capital Contributions.	3
3.1	Membership Interests	3
3.2	Capital Contributions	3
3.3	No Withdrawals	3
3.4	No Liability for Capital Contributions	3
3.5	No Interest	4
4.	Distributions.	4
4.1	General	4
4.2	Distribution Amount	4
4.3	Tax Distributions	4
5.	Transfers of Interests.	4
5.1	Restrictions on Transfers	5
5.2	Conditions to Transfer	5
6.	Exculpation; Indemnification.	5
6.1	Exculpation	5
6.2	Indemnification	5
6.3	Fiduciary Duties	6
6.4	Beneficiaries.	6
7.	Removal of Manager.	6
8.	Dissolution; Liquidation.	7
8.1	Dissolution	7
8.2	Liquidation and Distribution of Assets	7
9.	Accounting and Tax Matters and Reporting.	7
9.1	Fiscal Year.	7
9.2	Books of Account.	7
9.3	Tax Information.	7
9.4	Tax Allocations	8
9.5	Capital Accounts	8
9.6	Allocation of Income and Gains	8
9.7	Allocation of Losses	8
9.8	Tax Matters Partner	9
9.9	Reports	9
10.	Representations.	9
10.1	Member Representations	9
10.2	Manager Representations	10
11.	Sale, Disposition or Transfer of the Securities and Additional Investments	10
12.	Miscellaneous.	11
12.1	Entire Agreement; Amendment	11
12.2	Notices.	11
12.3	Governing Law.	11
12.4	Submission to Jurisdiction.	11
12.5	Confidentiality.	12
12.6	Headings	12
12.7	Ratification	12
12.8	Counterparts	12

LIMITED LIABILITY COMPANY AGREEMENT

OF

INV-MID, LLC

Dated as of November 21, 2012

The parties to this agreement (the “Agreement”) (referred to as the “Members”), who are all of the members of INV-MID, LLC, a Delaware limited liability company formed on November 21, 2012 (the “Company”), are Investure Evergreen Fund, LP  –  2012 Term Tranche (“Investure”) and Hale Fund Management, LLC, a Delaware limited liability company (“HFM”).

The Company and certain other investors have each entered into a share purchase agreement dated as of November 21, 2012 (together with all exhibits, the “SPA”) with Midway Gold Corp. (“Midway”), as issuer, pursuant to which the Company and the other investors have each agreed to acquire Series A Preferred Shares (as defined in the SPA) in the capital of Midway. Such Series A Preferred Shares to be held by the Company along with all other instruments, rights and securities of Midway (if any) that may be acquired by the Company pursuant to the SPA and any ancillary agreements entered into in connection therewith from time to time, are referred to herein collectively as the “Securities”.

The following are the terms of the Company’s limited liability company agreement:

1. Purpose; Formation.  The Company shall hold the Securities, and shall conduct any activities that the Manager (as defined below) determines to be incidental to the Company’s ownership, voting or disposition of the Securities.  The Company was formed as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18 101, et seq.) (the “Act”), upon the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of Delaware on November 21, 2012. The Manager shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the continuation and the operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Manager determines that the Company may conduct business. Each Person admitted to the Company as a Member shall promptly execute all relevant certificates and other documents as the Manager shall request.

2. Management of the Company.

2.1 Manager.  HFM shall be the manager of the Company (referred to in that capacity as the “Manager”).  The Company’s business and affairs shall be managed by or under the direction of the Manager, and none of the Members shall take part in the management or control of the Company’s activities or affairs.  Except as set forth in Section 2.3 below or as otherwise provided for in this Agreement, the Manager shall have sole discretion in respect of voting or making any other decisions in respect of the Securities held by the Company and such other actions as limited liability companies may engage in under the Act.  The Manager shall not be compensated by the Company for acting as Manager (except as specifically provided in this Agreement), but shall be reimbursed for all direct and reasonable out-of-pocket expenses incurred by it in performing it services under this Agreement.   Except as specifically provided in this Agreement, the Manager shall not have any duty or obligations to any Member or to take or refrain from taking any action.

2.2 Powers of Manager.  Except as set forth in Section 2.3 below or as otherwise provided for in this Agreement, the Manager shall have full power (in addition to the powers given to the Manager by law or by the other provisions of this Agreement), in its sole discretion, to take any action that it considers necessary or desirable in connection with the management of the Company and the operation of the Company’s business.  The powers of the Manager include the power to execute and deliver on behalf of the Company all such documents and agreements as it determines appropriate (including, but not limited to, documents and agreements relating to the voting of, consent, waiver or amendment with respect to, or sale, exchange, or other disposition of any Securities or other assets owned by the Company), and no other signature shall be required on behalf of the Company.  The Manager may appoint officers of the Company, and may engage consultants and advisors (including accountants and attorneys), as it determines necessary or desirable in connection with the management of the Company and the operation of its business including all matters relating to any of the Securities.  Any officers of the Company need not be Members of the Company, shall have the powers and duties delegated to them by the Manager, and shall serve as officers of the Company at the pleasure of the Manager.

2.3 Limitations on the Powers of Manager.  Notwithstanding any other provision of this Agreement to the contrary, the Manager shall not, directly or indirectly, undertake any of the following actions on behalf of the Company with respect to the Securities without the prior written consent of Investure (which consent shall not be unreasonably withheld or delayed):

(a) convert, exercise, sell or tender, directly or indirectly, any Securities (other than in respect of regularly scheduled payments of interest or amortization and decisions whether to accept the same in stock or cash);

(b) vote any of the Securities at an extraordinary or annual general meeting of Midway without first receiving a written direction from Investure and the Manager shall request from Investure a written direction as to how to vote the Securities and will vote the Securities in accordance with such direction from Investure; or

(c) approve, directly or indirectly, any corporate action on behalf of Midway without first receiving a written direction from Investure and the Manager shall request from Investure a written direction as to whether to approve or disapprove any corporate action for which Midway is seeking approval and will provide Midway with such approval or disapproval in accordance with such direction from Investure

2.4 Powers of Investure.  Notwithstanding any other provision of this Agreement to the contrary, the Manager shall with respect to the Securities, at the written direction of Investure, exercise any remedies available to the Company with respect to the Securities whether pursuant to the terms of the Securities, the SPA or otherwise.

3. Membership Interests; Deemed Capital Contributions.

3.1 Membership Interests.  Upon the execution of this Agreement, each Member covenants and agrees to contribute to the capital of the Company on the day prior to Closing (as defined in the SPA), by wire transfer of immediately available funds, the amount set forth opposite its name on Schedule A, and upon receipt of such funds the Company shall be deemed to have issued to the Members, in exchange for those contributions, the number of Class A Common Units and Class B Common Units (collectively, “Common Units”) set forth opposite their names on Schedule A.  The Company shall not issue or deem to issue any membership interests after the date such Common Units are issued.

3.2 Capital Contributions.  The Manager, with the written consent of Investure, which consent shall not be unreasonably withheld or delayed, may require the Members to make additional capital contributions solely for the purpose of paying expenses of the Company to the Company on a pro rata basis (based on each Member’s initial capital contribution); provided that no Member shall be required to make additional capital contributions that in the aggregate exceed such Member’s initial capital contribution, as set forth on Schedule A.

3.3 No Withdrawals.  No Member shall be entitled to withdraw any part of its capital account (“Capital Account”) or capital contribution or to receive any distribution from the Company except as expressly provided in this Agreement.

3.4 No Liability for Capital Contributions.  No Member shall be personally liable for the return of any portion of the capital contribution of any of the Members; the return of those capital contributions shall be made solely from the Company’s assets.  No Member shall be required to pay to the Company or any other Member any deficit in its Capital Account (upon dissolution or otherwise).  No Member shall have the right to demand or receive cash or other property for its Common Units.

3.5 No Interest.  No Member shall receive any interest on its capital contributions or Capital Account.

4. Distributions.

4.1 General.  Distributions shall be made to the Members at the time or times determined by the Manager; provided that the Manager shall promptly distribute any cash received from time to time, net of any reimbursements then payable to the Manager pursuant to Section 2.1 and any reasonable reserve for such reimbursements established by the Manager with the consent of Investure, which consent shall not be unreasonably withheld.

4.2 Distribution Amount.  All distributions shall be allocated as follows:

(a) first, to the holders of the Class A Common Units (in proportion to the capital contributions made by them, respectively) until each of those holders shall have received pursuant to this Section 4.2(a) the aggregate amount of the capital contributions made by it, respectively; and

(b) the balance, to the holders of the Class A Common Units and Class B Common Units (in proportion to the number of Common Units held by each of them, respectively).

4.3 Tax Distributions.  To the extent that for any fiscal year the amount of net income and gains of the Company allocated to any Member exceeds the amount of losses of the Company allocated to that Member for that and prior fiscal years reduced by the amount of net income and gains of the Company allocated to the Member for prior fiscal years, the Manager shall use reasonable efforts to cause the Company to distribute to that Member no later than April 1 of the following year, as an advance against amounts thereafter distributable to him, her or it pursuant to Section 4.2, an amount of cash equal to (a) the amount reasonably calculated by the Manager to equal the amount of the federal, state and local tax liability on that excess (based on the highest individual or corporate marginal federal income tax rate for that year and the percentage with respect to state and local income tax rates for that year that the Manager determines appropriate), less (b) the aggregate amount of prior distributions by the Company to the Member (other than distributions pursuant to this provision) not previously applied as an offset.

5. Transfers of Interests.

5.1 Restrictions on Transfers.  Except for transfers by Members to an entity that is an affiliate of that Member but subject to Section 5.2, no Member may directly or indirectly transfer all or any portion of its Common Units without the prior written approval of the Members, which approval shall not be unreasonably withheld, conditioned or delayed.  Any purported transfer in violation of this provision shall be void.  As used in this Agreement, the term “transfer” includes any sale, exchange, assignment or gift, the creation of any security interest or other encumbrance, or any other transfer or disposition, whether voluntary or involuntary (including, but not limited to, by levy of execution or seizure under legal process or by operation of law), direct or indirect, affecting the record or beneficial ownership of the Common Units. For the purpose of this agreement, an entity is deemed to be an “affiliate” of a Member if one of them is the subsidiary of the other, or each of them is controlled by the same entity.

5.2 Conditions to Transfer.  No transfer of any Common Units in the Company shall be effective unless the transferee (a) agrees in writing to be bound by the terms of this Agreement as if the transferee were the transferring Member and (b) executes such other documents and agreements as the Manager reasonably may request.  The assignee shall pay all reasonable expenses in connection with the assignee’s admission as a Member.

6. Exculpation; Indemnification.

6.1 Exculpation.  To the extent not inconsistent with applicable law, neither the Manager nor any of its officers, directors, managers, general partners, employees or affiliates, nor any other Member or officer of the Company, shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any action taken or for any failure to act on behalf of the Company in connection with the business or operations of the Company, unless the act or omission constituted fraud, bad faith, gross negligence or willful misconduct.

6.2 Indemnification.  To the extent not inconsistent with applicable law, the Company shall indemnify and hold harmless the Manager and each of its officers, directors, managers, general partners, employees and affiliates, and all of the Company’s officers, from any loss, liability, damage or expense (including, but not limited to, any judgment, award or settlement and reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) arising out of (a) any acts or omissions or alleged acts or omissions in connection with their activities or the activities of any of their respective employees or agents on behalf of the Company after the date hereof or in connection with the business or operations of the Company after the date hereof and (b) any liability imposed upon any of them under any statute, rule or regulation (including, but not limited to, any statute, rule or regulation relating to environmental matters) applicable to the

Company, or their respective officers, directors or employees; provided that (i) the acts or omissions or the alleged acts or omissions upon which the action or threatened action, proceeding or claim did not constitute fraud, bad faith, gross negligence or willful misconduct by the indemnified party or constitute a breach of this Agreement by the indemnified party and (ii) the action or threatened action, proceeding or claim does not involve the indemnified party on the one hand and the Company on the other hand, except where the Manager has acted in good faith in what the Manager believed to be in the best interests of the Company.  Reasonable expenses incurred by any such indemnified party in connection with the matters referred to above may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the indemnified party of its good faith belief that he or it met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or it has not met that standard of conduct.

6.3 Fiduciary Duties.  Neither the Manager nor any officer of the Company shall have any fiduciary or other duty to the Company, the Members or any other stakeholder in the Company or otherwise be subject to the corporate opportunity doctrine as applied from time to time under Delaware law; provided that nothing in this Section 6.3 shall preclude liability for any act or omission constituting willful misconduct.

6.4 Beneficiaries.  The exculpation, indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to a person or entity that has ceased to be a Manager, officer, employee or agent and shall inure to the benefit of the executors and administrators of such a person or entity.

7. Removal of Manager.   A majority in interest of the Members may cause the removal and replacement of the Manager at any time for Cause upon 30 days’ prior written notice to the Manager (a “For Cause Manager Removal”).  “Cause” shall mean: (i) the conviction, settlement, guilty or no contest plea by, or with respect to, as applicable, the Cause Event Principal or the Manager to a felony in a court of competent jurisdiction, which would have a material adverse effect on the business and operations of the Company, (ii) the entry of a final, judgment by any court or governmental body of competent jurisdiction that either the Manager or the Cause Event Principal has committed actual fraud (including securities fraud), willful misconduct or gross negligence that in any such case results in a material and adverse change to the investment activities and operations of the Company, (iii) Martin M. Hale, Jr. (“Martin Hale”) ceases to be the managing member of the Manager (for reasons other than in connection with or as a result of Causes (i) or (ii) above), and (iv) Martin Hale ceases to have the capacity to fulfill his role as the managing member of the Manager due to illness, disease, mental or physical disability. In the event that For Cause Manager

Removal occurs where the Cause is item (iii) or (iv) above, the Manager shall be entitled to receive upon removal, an amount equal to the capital account balance of the Manager. “Cause Event Principal” means the managing member of the Manager.  The Manager shall have no authority over the Company from and after the date of termination and removal.  A majority in interest of the Members shall appoint a new Manager upon a For Cause Manager Removal.

8. Dissolution; Liquidation.

8.1 Dissolution.  The Company shall be dissolved only upon the occurrence of one of the following events:

(a) the unanimous election of the Members to dissolve the Company; or

(b) the termination of the Company’s business as a result of the sale or other disposition by the Company of the Securities.

8.2 Liquidation and Distribution of Assets.  Upon dissolution of the Company, the Manager shall proceed to sell or liquidate the assets (to the extent feasible) within a reasonable time and, after paying or making provision for all liabilities to creditors of the Company, shall distribute the Company’s cash and other assets among the Members in accordance with Section 4.2.

9. Accounting and Tax Matters and Reporting.

9.1 Fiscal Year.  The Company’s fiscal year shall be the calendar year unless changed by the Manager.

9.2 Books of Account.  Complete and accurate books of account shall be kept by the Company at its principal office (or at such other office as the Manager may designate) and the Members shall have the right to inspect those books during normal business hours on reasonable notice to the Manager.  The determinations of the Manager with respect to the treatment of any item or its allocation for federal, state or local income tax purposes shall be binding upon all Members so long as that determination is not inconsistent with any express provision of this Agreement. The Company's books and records shall be audited annually by an independent accounting firm as may be reasonably selected from time to time by the Manager and delivered to the Members no later than May 1st of each year.

9.3 Tax Information.  Within 90 days after the end of each fiscal year or as soon thereafter as is reasonably possible, the Manager shall furnish to each of the Members any information required by the Members to complete any income tax return that it is required to file for that year.  The Company shall also furnish tax information to the Members on an interim basis to the extent the Manager determines appropriate and the Company and the Manager will provide any other tax reporting reasonably requested by the Members.

9.4  Tax Allocations.  For federal, state and local income tax purposes, all items of income, deduction, gain and loss shall be allocated among the Members on the same basis as profits are allocated and losses are charged as provided in this Section 9 and all items of credit shall be allocated among the Members in the manner provided for in the Internal Revenue Code and the applicable Treasury Regulations except that to the extent of the difference between the fair market value and the basis for federal income tax purposes of property contributed to the Company, income, gains, deductions (including depreciation and amortization) and losses with respect to that property shall be allocated among the Members in accordance with Internal Revenue Code Section 704(c)(1)(A).

9.5 Capital Accounts.  For the purpose of this Agreement, the balance of the Capital Account of each Member shall be determined on the basis of an account maintained for the Member as part of the books of account of the Company.  The amount of each Member’s Capital Account shall be equal to the aggregate amount of cash and the fair market value of property contributed to the Company by the Member, and shall be increased by the Member’s share of income and gains of the Company, and shall be decreased by (a) the aggregate amount of cash and the fair market value of any property distributed by the Company (less any liabilities assumed with respect to such distribution) to the Member and (b) the Member’s share of losses of the Company.

9.6 Allocation of Income and Gains.  The Company’s net income and gains (as determined for federal income tax purposes) for each fiscal year shall be allocated to the Members as follows:

(a) first, to the Members in proportion to their negative Capital Account balances until those balances have been eliminated; and

(b) then, to the Members in such amounts as will increase the Capital Account balance of each Member to the amount the Member would be entitled to receive under Section 4 if there were an amount available for distribution equal to the sum of (x) the aggregate Capital Account balances of the Members before the allocation pursuant to this Section 8.6(b) and (y) the amount of net income and gains to be allocated.

9.7 Allocation of Losses.  The Company’s losses (as determined for federal income tax purposes) for each fiscal year shall be allocated to the Members as follows:

(a) first, to the Members in such amount as will decrease the Capital Account balance of each Member to the amount the Member would be entitled to receive under Section 4 if there were an amount available for distribution equal to (x) the aggregate Capital Account balances of the Members before the allocation pursuant to this Section 8.7 less (y) the amount of losses to be so allocated; and

(b) then, to the Members pro rata in accordance with their holdings of Common Units.

9.8 Tax Matters Partner.  The Manager shall be the tax matters partner (within the meaning of Section 6231(a)(7) of the Internal Revenue Code) of the Company.

9.9 Reports.  The Company will provide the Members the net asset value of the Securities as of the end of the prior completed calendar month, approximately four (4) business days after the end of the prior calendar month.

10. Representations.

10.1 Member Representations.  Each Member represents and warrants as to itself only that:

(a) it has full power and authority to enter into and perform this Agreement, and this Agreement constitutes a valid and binding agreement of the Member;

(b) it has acquired the Common Units for its own account, for investment only, and not with a view to the sale or distribution of those Common Units or any portion of those Common Units;

(c) it is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time (the “Securities Act”), and that an investment in the Company is speculative and involves certain risks and that the Member could lose its entire investment in the Company;

(d) it understands that the offer and sale of the Common Units have not been registered under the Securities Act or under the securities act of any state on the basis that the sale provided hereunder is exempt from the registration provisions thereof and the Common Units may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provisions of applicable state securities laws or pursuant to an applicable exemption therefrom; (ii) the Common Units must be held indefinitely and the Member must continue to bear the economic risk of the investment in the Common Units unless the offer and sale of the Common Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available; and (iii) there is no established market for the Common Units and it is not anticipated that there will be any public market in the foreseeable future; and

(e) it (i) is an informed and sophisticated purchaser, and has engaged advisors, experienced in investments in companies like Midway; (ii)  has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (including, without limitation, reviewing copies of the filings of Midway with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time).

10.2 Manager Representations.  The Manager represents, warrants and covenants that:

(a) it has full power and authority to enter into and perform this Agreement, and this Agreement constitutes a valid and binding agreement of the Manager;

(b)  it shall use its best efforts, and shall cause the Company to use its best efforts, to comply with all material applicable laws and regulations, including federal securities laws and disclosure obligations in connection therewith;

(c) it shall cause the Company to obtain and maintain, on behalf of all directors and officers designated by the Company to serve on boards of directors on behalf of the Company, D&O insurance in an amount reasonably satisfactory to the Manager if in the Manager’s view, acting reasonably, that additional D&O insurance is warranted;

(d) it shall not distribute any of the Securities in-kind without prior written consent of a majority in interest of the Members except where it is necessary to do so in order to maintain the Company’s holdings of the outstanding voting Securities of Midway below 20% and provided that in the event such consent is not received from the Members, the Manager may sell the applicable Securities for cash in order to distribute such cash to the Members; and

(e) it shall use its reasonable best efforts to timely make, or cause the Company to timely make, in consultation with the Members, all applicable Canadian and US securities filings required to be made by the Company.

11. Sale, Disposition or Transfer of the Securities and Additional Investments.  Unless HFM has received prior written consent from Investure, HFM shall not sell, dispose of or otherwise transfer or convert (other than in connection with a mandatory conversion notice or mandatory conversion) any preferred Securities owned or managed on a discretionary basis by HFM unless HFM has first (a) provided the Members notice in writing by email of its intention to takes such action, and (b) provided the Company with the opportunity to participate pro rata in such, or a similar, sale, disposition,  transfer or conversion (other than in connection with a mandatory conversion notice or mandatory conversion) on the same economic terms and conditions in all material respects as and from the date and time upon which a majority of the Members have indicated their willingness to so participate.  HFM and the Members shall cooperate and work together in good faith to establish standing protocols for communication and instructions in connection with the pro rata participation.  If HFM or any entity it manages on a discretionary basis are given the right to purchase additional Midway securities after the date of the SPA, (i) the Company shall offer the Members the opportunity to participate pro rata in such, or a similar investment on the same economic terms and conditions in all material respects by making additional Capital Contributions to the Company and (ii) the pro rata amounts of any Members who do not elect to participate in such additional investment shall be offered to the Members electing to participate in such additional investments on a pro rata basis.

12. Miscellaneous.

12.1 Entire Agreement; Amendment.  This Agreement contains a complete statement of the arrangements among the Members and the Manager with respect to the Company, supersedes all prior agreements and understandings among them with respect to the Company, and may not be amended except by written agreement of the Manager and a majority in interest of the Members.  Except as otherwise provided in the preceding sentence, no amendment may change the manner in which cash is to be distributed or income is to be allocated, except with the consent of all of the Members, and no amendment that adversely affects a particular Member or Members (as distinguished from an amendment that affects all of the Members similarly), including the Manager in its capacity as such, may be made without that Member’s consent.  No amendment may be made to this Section 12.1 that eliminates the right of any Member to consent to any amendment without the consent of that Member.  Any amendment made in accordance with this Section 12.1 shall be binding upon all of the Members.

12.2 Notices.  Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered in person or sent by facsimile, one day after being sent by a major overnight courier, or four days after being mailed by registered mail, return receipt requested, to the address of such Member set forth on such Member’s signature page to this Agreement.

12.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in the State of New York, except as otherwise required by the Delaware Limited Liability Company Act.

12.4 Submission to Jurisdiction.  The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 12.4 or any other manner permitted by law) and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

12.5 Confidentiality.  In connection with the formation of the Company and its ongoing business, the Members will receive or have access to confidential proprietary information concerning the Company including, without limitation, valuations, information regarding the Company's investments, financial information, and the like which is proprietary in nature and non-public ("Confidential Information," which expression shall not include information otherwise known to any Member).  No Member, nor any affiliate of any Member, shall disclose or cause to be disclosed any Confidential Information to any person nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Company and except as otherwise deemed necessary or advisable by counsel or required by law or regulation, by legal process or in connection with an audit.  Notwithstanding the foregoing, each Member (and each employee, representative, or other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Company; and any transactions of the Company, and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.  Notwithstanding anything contained herein, Investure may disclose to its investors and potential investors the Confidential Information; provided that such investors and potential investors are subject to confidentiality obligations with respect to such information.  Investure may provide other information to such persons upon the prior written consent of the Manager.

12.6 Headings.  The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

12.7 Ratification.  The execution and delivery of the SPA on behalf of the Company by HFM is hereby authorized, ratified, approved and confirmed.

12.8 Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original, and all of which shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned Members set forth below have entered into this Agreement as of the date first set forth above.

Address: 126 Garrett Street, Suite J Charlottesville, VA 22902
INVESTURE EVERGREEN FUND, LP  –  2012 TERM TRANCHE

By: Investure Evergreen (GP), LLC, its General Partner

By: Investure, LLC, its Managing Member

By: /s/ William H. West Jr.
William H. West, Jr.
Authorized Signatory

Address: 570 Lexington Ave, 49th Floor New York, NY 10022	HALE FUND MANAGEMENT, LLC By: /s/ Martin Hale Jr. Name: Martin Hale Jr. Title: Managing Member